As filed with the Securities and Exchange Commission on January 3, 2012
Registration Statement No. 333-60320

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INX INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	76-0515249 (I.R.S. Employer Identification No.)

1955 Lakeway Drive, Suite 220, Lewisville, Texas 75057
(Address of Principal Executive Offices)                     (Zip Code)

I-Sector Corporation 2000 Stock Incentive Plan
(Full Title of the Plan)

Mark T. Hilz
President and Chief Executive Officer
1955 Lakeway Drive, Suite 220
Lewisville, Texas 75057
(Name and Address of Agent For Service)

(469) 549-3800
(Telephone Number, Including Area Code, Of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-8 (Reg. No. 333-60320) (the “Registration Statement”) of INX Inc. (the “Company”).  Effective as of December 30, 2011 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of November 1, 2011, among the Company, Presidio, Inc. and Indigo Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Company with the Company being the surviving corporation (the “Merger”), and all issued and outstanding shares of common stock of the Company, other than certain excluded shares, converted into the right to receive cash.  As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on this 3rd day of January, 2012.

INX LLC (f/k/a INX Inc.)

By:	/s/ James H. Long
James H. Long
Executive Chairman

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.